HEARST-ARGYLE TELEVISION, INC.

2004 LONG TERM INCENTIVE COMPENSATION PLAN

Exhibit 99.1

HEARST-ARGYLE TELEVISION, INC.

2004 LONG TERM INCENTIVE COMPENSATION PLAN

WHEREAS, Hearst-Argyle Television, Inc., a Delaware corporation, wishes to attract key employees and Non-Employee Directors to the Company and its Subsidiaries and induce key employees and Non-Employee Directors to remain with the Company and its Subsidiaries, and encourage them to increase their efforts to make the Company’s business more successful whether directly or through its Subsidiaries (capitalized terms used in these recitals are, as required by the context, defined below); and

WHEREAS, the Hearst-Argyle Television, Inc. 2004 Long Term Incentive Compensation Plan is designed to provide equity-based incentives to key employees and Non-Employee Directors of the Company and its Subsidiaries. Awards under the Plan may be made to selected key employees and Non-Employee Directors of the Company and its Subsidiaries in the form of Incentive Stock Options, Non-Qualified Options and Shares of Restricted Stock.

1. Plan Name and Purpose; Effective Date. The plan set forth herein shall be known as the “Hearst-Argyle Television, Inc. 2004 Long Term Incentive Compensation Plan” (hereinafter referred to as the “Plan”). The purpose of the Plan is to provide equity based incentives for key employees and Non-Employee Directors of the Company and its Subsidiaries in order to aid the Company in retaining such key employees and Non-Employee Directors, upon whose efforts the Company’s success and future growth depends, and attracting other such employees and Non-Employee Directors. The effective date of the Plan is April 1, 2004; provided, that, the Plan shall not be effective unless and until it is approved by the shareholders of the Company. The Plan shall terminate on, and no Award shall be granted hereunder on or after, the 10-year anniversary of the earlier of the approval of the Plan by (i) the Board or (ii) the shareholders of the Company; provided, however, that the Board may at any time prior to that date terminate the Plan.

2. Administration. The Plan shall be administered by the Board. Subject to the terms of the Plan, the Board shall have plenary authority to determine the persons to whom Options are to be granted, the number of Shares to be subject to each such Option, to determine the terms and provisions of any Award Agreements made pursuant to the Plan, to modify such Award Agreements, and to make all other determinations that may be necessary or advisable for the administration of the Plan. For purposes of administration, the Board, subject to the terms of the Plan, shall have plenary authority to establish such rules and regulations, make such determinations and interpretations, and take such other administrative actions as it deems necessary or advisable. All determinations and interpretations made by the Board shall be final, conclusive and binding on all persons, including the Participants and their legal representatives and beneficiaries.

The Board, in its discretion, may at any time delegate any or all of its authority, powers and discretion under the Plan to the Compensation Committee of the Board or any sub-committee thereof, or another committee of its choosing, and the Board in its discretion may retain or revest any or all such authority, powers and discretion in itself at any time. If the Board so chooses, it may seek the recommendation of the Committee regarding the granting of any Award; however, unless the Board elects otherwise, or as may otherwise be provided under the charter of a Company Committee, the final determination regarding the amount and terms and conditions of any Award shall rest with the Board. If appointed, at least two members of the Committee shall be Non-Employee Directors and at least two members shall, at such times as the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Awards), qualify as “outside directors” for purposes of Section 162(m) of the Code. To the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member. The Board shall designate one of the members of the Committee as its Chairman. The Committee shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all members of the Committee shall be as effective as if it had been made by a majority vote at a Committee meeting duly called and held. The Committee may appoint a secretary (who need not be a member of the Committee). No member of the Committee shall be liable for any act or omission with respect to his or her service on the Committee, if he or she acts in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the Company.

The Award Agreement shall contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Board. In the event that any Award Agreement or other agreement hereunder provides (without regard to this sentence) for the obligation of the Company or any affiliate thereof to purchase or repurchase Shares from a Participant or any other person, then, notwithstanding the provisions of the Award Agreement or such other agreement, such obligation shall not apply to the extent that the purchase or repurchase would not be permitted under applicable law. The Participant shall take whatever additional actions and execute whatever additional documents the Board may in its reasonable judgment deem necessary or advisable in order to carry out or effect the obligations or restrictions imposed on the Participant pursuant to the express provisions of the Plan and the Award Agreement.

With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law.

Without limiting the generality of the Board’s discretion hereunder, the Board may (subject to such considerations as may arise under Section 16 of the Exchange Act, or under other corporate, securities or tax laws) apply the following performance-based criteria applicable to Awards otherwise permitted to be granted hereunder to take into account the provisions of Section 162(m) of the Code: (i) a percentage, or based upon the extent of achievement of specified levels, of (x) the Company’s consolidated pre-tax or after-tax earnings or earnings before interest, taxes, depreciation and amortization, (y) the pre-tax or after tax earnings, or the earnings before interest, taxes, depreciation and amortization, of any particular subsidiary, division or other business unit of the Company or (z) changes (or the absence of changes) in the per share or aggregate market price of the Common Stock, or (ii) the extent of achievement of specified levels of revenues, earnings, costs, broadcast cash flow, operating cash flow, return on assets, return on equity, return on capital or return on investment with regard to the Company, particular subsidiaries, divisions or other business units of the Company or particular employees or groups of employees. Performance goals may be absolute amounts or percentages of amounts or may be relative to the performance of other companies or of indexes.

3. Shares Available Under the Plan. Subject to the paragraphs below, and subject to adjustments as provided in Section 11, the total number of Shares subject to Options granted under the Plan, and Shares of Restricted Stock in the aggregate, may not exceed 3,600,000; provided, however, that the total number of Shares of Restricted Stock granted under the Plan may not exceed 500,000. Shares distributed under the Plan may be treasury shares or authorized but unissued Shares or previously issued shares under the Plan. Any Shares that have been granted as Restricted Stock or that have been reserved for distribution in payment for Options but are later forfeited or for any other reason are not payable under the Plan may again be made the subject of Awards under the Plan.

Subject to adjustments pursuant to Section 11: (i) the maximum number of shares of stock with respect to which any Options may be granted in any one year to any Participant shall not exceed 500,000, and (ii) the maximum number of Shares of Restricted Stock that may be granted in any one year to any Participant shall not exceed 165,000.

Without limiting the generality of the foregoing provisions of this Section 3 or the generality of the provisions of any Section of the Plan, the Board may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of the Plan) as the Board may, in its sole discretion, determine, enter into agreements (or take other actions with respect to Awards) for new or revised Awards containing terms (including repriced exercise prices) more (or less) favorable than the outstanding Awards.

4. Eligibility. Awards under the Plan may be granted to key employees and Non-Employee Directors of the Company or any Subsidiary. In selecting persons to be granted Options, the Board may take into consideration any factors it may deem relevant, including its estimate of the person’s present and potential contributions to the success of the Company and its Subsidiaries.

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5. Terms and Conditions of Options. The Board shall, in its discretion, prescribe the terms and conditions of the Options to be granted hereunder, which terms and conditions need not be the same in each case, subject to the following:

(a) Award Agreement. Each Option granted under the Plan shall be evidenced by a written Award Agreement, in a form approved by the Board which shall contain such terms and conditions as the Board shall deem appropriate, which terms and conditions need not be the same in each case, consistent with the terms of the Plan.

(b) Option Price. The price at which each Share covered by an Option granted under the Plan may be purchased shall be determined by the Board and shall not be less than the Fair Market Value per Share at the time of grant, subject to the Incentive Stock Option provisions set forth in Section 6. The date of the grant of an Option shall be the date specified by the Board in its grant of the Option.

(c) Option Period. The period for exercise of an Option shall not exceed 10 years from the date of grant, subject to the provisions of Sections 5(e), 5(g), and 6, and the provisions of any Award Agreement.

(d) Exercise of Option. In order to exercise all or any portion of an Option granted under the Plan, the Optionee, or his or her representative, devisees or heirs, as applicable, shall deliver to the Company written notice specifying the number of Shares to be purchased, together with a specified method of payment as described below. An Optionee shall have none of the rights of a stockholder until the Shares are issued to him or her. Unless otherwise provided in an Award Agreement, an Option may not be exercised for less than 100 Shares, or the number of Shares remaining subject to such Option, whichever is less. No Option may be exercised with respect to any fractional Share.

The aggregate Option Price shall be paid in full upon the exercise of all or any portion of an Option. Payment must be made by one of the following methods:

(i) a certified or bank cashier’s check;

(ii) the proceeds of a Company loan program or third-party sale program or a notice acceptable to the Board given as consideration under such a program, in each case if permitted by the Board in its discretion, if such a program has been established and the Optionee is eligible to participate therein;

(iii) if approved by the Board in its discretion, Shares of previously owned Common Stock, which have been previously owned for more than six months, having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price;

(iv) if approved by the Board in its discretion, through the written election of the Optionee to have Shares withheld by the Company from the Shares otherwise to be received, with such withheld Shares having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price; or

(v) by any combination of such methods of payment or any other method acceptable to the Board in its discretion.

The Board may impose limitations and prohibitions on the exercise of Options as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option.

(e) Effect of Termination of Service. Except as may be set forth in any Award Agreement, the following provisions of this Section 5(e) shall govern the treatment of Options upon an Optionee’s Termination of Service for the Company and each of the Subsidiaries:

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(i) An Option will automatically be forfeited and unexercisable upon the Optionee’s Termination of Service if such termination is for Cause.

(ii) Subject to the provisions of the applicable Award Agreement, if an Optionee’s Termination of Service is voluntary by the Optionee (other than voluntary termination in connection with the Optionee’s retirement upon or after such Optionee reaches Retirement Age), the Optionee may exercise any Options granted under the Plan that are exercisable on the date of the Optionee’s Termination of Service, for up to 30 days after such Termination of Service. Notwithstanding the foregoing, if during such 30-day period the Optionee is prohibited from exercising such Options due to applicable rules or regulations of the Company, then the Options shall continue to be exercisable until the earlier of (A) 30 days after the beginning of the next period during which the Option may be exercised pursuant to such rules and regulations, or (B) the last day of the next such period.

(iii) Subject to the provisions of the applicable Award Agreement, if an Optionee incurs a Termination of Service due to (A) the death of the Optionee or (B) the Disability of the Optionee, the Optionee, or his or her representative, devisees or heirs, as applicable, may exercise any Options granted under the Plan that are exercisable on the date of the Optionee’s Termination of Service at any time prior to 36 months from the date of such termination.

(iv) Subject to the provisions of the applicable Award Agreement, if an Optionee incurs a Termination of Service because of the retirement of the Optionee on or after the Optionee reaches Retirement Age, then the Optionee may exercise any Options granted under the Plan that are exercisable on the date of the Optionee’s Termination of Service at any time prior to 36 months from the date of such termination, subject if applicable to the Incentive Stock Option provisions set forth in Section 6.

(v) Subject to the provisions of the applicable Award Agreement, if the Company terminates the Optionee’s employment or service for any reason other than for Cause, then the Optionee, or his or her representative, devisees or heirs, as applicable, may exercise any Options granted under the Plan that are exercisable on the date of the Optionee’s Termination of Service at any time prior to one year from the date of such termination, subject to the Incentive Stock Option provisions set forth in Section 6, if applicable. Notwithstanding the foregoing, if the Optionee’s employment or service is terminated because the Optionee has become an employee of another company that is affiliated with the Company, through common ownership, common management or otherwise, then the Options granted to such Optionee under the Plan shall not be deemed to be terminated, but rather shall continue in full force and effect as if the Optionee had not incurred a Termination of Service, unless otherwise determined by the Board.

(vi) Notwithstanding any provision of the Plan to the contrary, and without limiting any other right or power of the Board, the Board may, in its discretion, accelerate or otherwise modify the vesting conditions applicable to any Options which are not exercisable on the date of the Optionee’s Termination of Service, and extend the period following such Termination of Service during which any outstanding Options may be exercised (but in no event beyond the original exercise term of the grant), or otherwise modify the vesting terms and extend the exercise term of the grant.

(vii) Nothing in the Plan or in any Option granted pursuant to the Plan (in the absence of an express provision to the contrary) shall confer on any individual any right to continue in the employ of the Company or any Subsidiary, to continue to serve as a member of the Board, or to interfere in any way with the right of the Company to terminate his or her employment or service at any time.

(f) Transferability of Options. During the lifetime of an Optionee, Options held by such Optionee shall be exercisable only by the Optionee or his or her personal representative in the event of the Optionee’s Disability. In the event of Optionee’s death, Options that remain exercisable under the terms of the Plan

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and the applicable Award Agreements may be exercised by the Optionee’s representative, devisees or heirs, as applicable. Options shall be transferable by will or the laws of descent and distribution. Notwithstanding the foregoing, the Board may permit an Optionee to transfer exercise rights to any outstanding non-qualified stock options, provided such transfers are made to Permitted Transferees, and are made without consideration, for bona fide estate planning purposes. The Board shall establish whatever administrative criteria it deems appropriate in reviewing and approving such transfer requests.

(g) Acceleration of Exercisability of Options Upon Occurrence of Certain Events. The Board may provide, in an Award Agreement relating to any Option granted hereunder, that in connection with any Change in Control of the Company, effective as of such date as the Board shall determine, the exercisability of such Option shall be accelerated and the Option may be immediately exercised to purchase all or any portion of the Shares subject to such Option, or all or a portion of such Option may be terminated, as determined by the Board.

(h) Legends. Certificates evidencing Shares issued pursuant to the exercise of Options under the Plan shall have conspicuously noted thereon such restrictions on transferability as the Board may require in order to ensure compliance with applicable federal and state securities laws and regulations, to reflect any rights of first refusal or other restrictions on transfer hereunder or under the Award Agreement, or as the Board may otherwise deem appropriate.

(i) Options for Non-Employee Directors. Notwithstanding any provision herein to the contrary, to the extent that no such options are issued to a Non-Employee Director under the Hearst-Argyle Television, Inc. Amended and Restated 1997 Stock Option Plan, each Non-Employee Director of the Company shall be awarded Options to purchase 5,000 Shares each year that such person continues to serve as a Non-Employee Director of the Company, and an additional 2,500 Shares each year that such person serves as a chairperson of a committee of the Board. The initial grant to each Non-Employee Director shall be made as of the first date the Non-Employee Director serves as a director of the Company and each subsequent annual grant shall be made on each anniversary of the date of the initial grant for as long as such Non-Employee Director continues to serve as a director of the Company. All such Options granted to the Non-Employee Directors shall have an exercise price equal to the Fair Market Value of the Shares as of the date of grant (as determined by the Board), shall become fully exercisable two years from the date of grant and shall expire 10 years from the date of grant.

(j) Other Terms and Conditions. The Board may impose such other terms and conditions, not inconsistent with the terms hereof, on the grant or exercise of Options, as it deems advisable.

(k) Form of Distributions. The Board, in its discretion, may also permit a Participant to elect to exercise an Option by receiving a combination of Shares and cash, or, in the discretion of the Board, either Shares or solely in cash, with an aggregate Fair Market Value (or, to the extent of payment in cash, in an amount) equal to the excess of the Fair Market Value of the Shares with respect to which the Option is being exercised over the aggregate Option Price, as determined as of the day the Option is exercised.

6. Provisions Applicable to Incentive Stock Options. The Board may, in its discretion, grant Options under the Plan to eligible employees which constitute Incentive Stock Options; provided, however, that the following provisions shall be applicable to such Incentive Stock Options:

(a) No Incentive Stock Option shall be exercisable more than 10 years from the date of grant thereof.

(b) To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans for the Company and its Subsidiaries exceeds $100,000, such excess Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options.

(c) No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of

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stock of the Company or of its Subsidiaries, unless (i) at the time such option is granted the option price is at least 110% of the fair market value of the Stock subject to the option, and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

7. Provisions Applicable to Restricted Stock. Subject to the other terms of the Plan, the Board may, in its discretion, as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Restricted Stock to key employees and Non-Employee Directors of the Company and its Subsidiaries; (ii) provide a specified purchase price for the Restricted Stock (whether or not the payment of a purchase price is required by any state law applicable to the Company); (iii) determine the restrictions, including any forfeiture provisions, applicable to Restricted Stock; and (iv) determine or impose other conditions to the grant of Restricted Stock under the Plan as it may deem appropriate, subject to the following:

(a) Legend. Each Grantee of Restricted Stock shall be issued a stock certificate in respect of Shares of Restricted Stock awarded under the Plan. Such certificate shall be registered in the name of the Grantee. The certificates for Shares of Restricted Stock issued hereunder may include any legend which the Board deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Board may otherwise deem appropriate, and, without limiting the generality of the foregoing, shall bear a legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Hearst-Argyle Television, Inc. 2004 Long Term Incentive Compensation Plan and an Award Agreement entered into between the registered owner and Hearst-Argyle Television, Inc. Copies of such Plan and Award Agreement are on file in the offices of Hearst-Argyle Television, Inc. Inc. at 888 Seventh Avenue, New York, New York 10106.

(b) Custody. The Board may require that the stock certificates evidencing such Shares be held in custody by the Company until the restrictions hereunder shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Grantee shall have delivered a stock power, endorsed in blank, relating to the stock covered by such Award. If and when such restrictions so lapse, the stock certificates shall be delivered by the Company to the Grantee or his or her designee as provided in Section 7(c).

(c) Restrictions; Forfeiture; Dividends. Unless otherwise provided in an Award Agreement, the Shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(i) Subject to the provisions of the Plan and the Award Agreements, during a period commencing with the date of such Award and ending on the date the period of forfeiture determined by the Board with respect to such Shares lapses, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign Shares of Restricted Stock awarded under the Plan (or have such Shares attached or garnished). The period of forfeiture with respect to Shares granted hereunder shall lapse as provided in the applicable Award Agreement.

(ii) Subject to the provisions of the applicable Award Agreement, except as provided in the foregoing subparagraph (i), below in this subparagraph (ii), or in Section 13, the Grantee shall have, in respect of the Shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the Shares, and the right to receive any cash dividends, which dividends shall, unless otherwise provided by the Board, be held by the Company (unsegregated as a part of its general assets) until the period of forfeiture lapses (and forfeited if the underlying Shares are forfeited). Certificates for Shares (not subject to restrictions) shall be delivered to the Grantee or his or her designee promptly after, and only after, the period of forfeiture shall lapse without forfeiture in respect of such Shares of Restricted Stock.

(iii) Subject to the provisions of the applicable Award Agreement, and subject to subparagraph (iv) below, if the Grantee has a Termination of Service by the Company and its

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Subsidiaries for Cause, or by the Grantee for any reason, during the applicable period of forfeiture, then (A) all Shares still subject to forfeiture shall thereupon, and with no further action, be forfeited by the Grantee, and (B) the Company shall pay to the Grantee as soon as practicable after such termination an amount equal to the lesser of (x) the amount paid (which may be zero) by the Grantee for such forfeited Restricted Stock as contemplated by the first paragraph of Section 7, and (y) the Fair Market Value on the date of termination of the forfeited Restricted Stock.

(iv) Subject to the provisions of the Award Agreement, in the event the Grantee has a Termination of Service on account of death, Disability or Retirement, or the Grantee has a Termination of Service by the Company and its Subsidiaries for any reason other than Cause, or in the event of a Change in Control (regardless of whether a termination follows thereafter), during the applicable period of forfeiture, then restrictions under the Plan will immediately lapse on all Restricted Stock granted to the applicable Grantee.

8. Tax Withholding. The Company shall be entitled to withhold, or cause to be withheld, from any payments or deemed payments any amount of tax withholding determined by the Board to be required or appropriate. Without limiting the generality of the foregoing, the Board may, in its discretion, require a Participant to pay to the Company at such time as the Board determines the amount that the Board deems necessary to satisfy the Company’s or Subsidiary’s obligation to withhold federal, state or local income or other taxes incurred by reason of (i) the exercise of any Option, (ii) the lapsing of any restrictions applicable to any Restricted Stock, or (iii) any other applicable income-recognition event (for example, an election under Section 83(b) of the Code).

(a) Share Withholding. Upon exercise of an Option, the Optionee may, if approved by the Board in its discretion, make a written election to have Shares then issued withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares, in order to satisfy the liability for such withholding taxes. In the event that the Optionee makes, and the Board permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. Where the exercise of an Option does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Board may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate.

Upon lapsing of restrictions on Restricted Stock (or other income-recognition event), the Grantee may, if approved by the Board in its discretion, make a written election to have Shares withheld by the Company from the Shares otherwise to be released from restriction, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the liability for such withholding taxes. In the event that the Grantee makes, and the Board permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes.

(b) Withholding Required. Notwithstanding anything contained in the Plan or an Award Agreement to the contrary, a Participant’s satisfaction of any tax-withholding requirements imposed by the Board shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to the Participant and to the release of any restrictions as may otherwise be provided hereunder, as applicable; and the applicable Incentive Stock Option, Non-Qualified Stock Option or Restricted Stock granted under the Plan shall be forfeited upon the failure of the Participant to satisfy such requirements.

9. Regulations and Approvals. The obligation of the Company to sell or deliver Shares with respect to an Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board.

(i) The Board may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to an Award.

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(ii) Each grant of Incentive Stock Options, Non-Qualified Stock Options or Shares of Restricted Stock granted hereunder (or issuance of Shares in respect thereof) is subject to the requirement that, if at any time the Board determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Incentive Stock Options, Non-Qualified Stock Options or Shares of Restricted Stock, no payment shall be made, or Shares issued or grant of Restricted Stock made, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Board.

(iii) In the event that the disposition of stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Board may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares are acquired for investment only and not with a view to distribution and that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

(iv) Notwithstanding any other provision of the Plan, the Company shall not be required to take or permit any action under the Plan or any Award Agreement which, in the good-faith determination of the Company, would result in a material risk of a violation by the Company of Section 13(k) of the Exchange Act.

10. Interpretation and Amendments; Other Rules. The Board may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing, the Board may (i) determine the extent, if any, to which Options, or Shares (whether or not Shares of Restricted Stock), shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (ii) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law; and (iii) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Board shall be final and binding upon all persons. Unless otherwise expressly provided hereunder, the Board, with respect to any grant, may exercise its discretion hereunder at the time of the Award or thereafter. No action which is otherwise permitted under or in connection with the Plan shall be prohibited hereunder merely because it constitutes a repricing of an Award, and, in furtherance of the foregoing, the Board is expressly authorized and empowered, without limitation, to effect repricings that are consistent with the terms of the Plan. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Board may amend or terminate the Plan and any Award as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to an Award previously granted unless such amendments are required in order to comply with applicable laws; provided, however, that the Plan may not be amended without shareholder approval in any case in which amendment in the absence of shareholder approval would cause the Plan to fail to comply with any applicable legal requirement or applicable exchange or similar rule.

11. Changes In Capital Structure. Notwithstanding any other provision of the Plan to the contrary, if (i) the Company or its Subsidiaries shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or its Subsidiaries or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company or its Subsidiaries, or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Board necessitates action by way of adjusting the terms of the outstanding Awards, then:

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(i) the maximum aggregate number of Shares which may be made subject to Options under the Plan, and the maximum aggregate number and kind of Shares of Restricted Stock that may be granted under the Plan may be appropriately adjusted by the Board in its discretion; and

(ii) the Board may as it deems appropriate take any such action as in its judgment shall be necessary to maintain the Participant’s rights hereunder (including under the Award Agreements) so that they are substantially in their respective Options proportionate to the rights existing in such Options prior to such event, including, without limitation, adjustments in (A) the number of Options granted, (B) the number and kind of shares or other property to be distributed in respect of Options, (C) the Option Price, and (D) performance-based criteria established in connection with Awards; provided that, in the discretion of the Board, the foregoing subparagraph (D) may also be applied in the case of any event relating to a Subsidiary if the event would have been covered under this Section 11 had the event related to the Company.

Any Shares or other securities distributed to a Grantee with respect to Restricted Stock or otherwise issued in substitution of Restricted Stock shall be subject to the restrictions and requirements imposed by Section 7, including depositing the certificates therefor with the Company together with a stock power and bearing a legend as provided in Section 7(a).

If the Company shall be consolidated or merged with another corporation or other entity, each Grantee who has received Restricted Stock that is then subject to restrictions imposed by Section 7(c) may be required to deposit with the successor corporation the certificates for the stock or securities or the other property that the Grantee is entitled to receive by reason of ownership of Restricted Stock in a manner consistent with Section 7(b), and such stock, securities or other property shall become subject to the restrictions and requirements imposed by Section 7(c), and the certificates therefor or other evidence thereof shall bear a legend similar in form and substance to the legend set forth in Section 7(a).

If a Change in Control shall occur, then the Board may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the Change in Control, provided that the Board determines that such adjustments do not have an adverse economic impact on the Participant as determined at the time of the adjustments.

The judgment of the Board with respect to any matter referred to in this Section 11 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

12. Definitions. Whenever used herein, the following terms shall have the meanings set forth below:

“Award,” except where referring to a particular category of grant under the Plan, may include Incentive Stock Options, Non-Qualified Stock Options and Restricted Stock.

“Award Agreement” means a written agreement in a form approved by the Board as provided in Section 5.

“Board” means the Board of Directors of the Company or to the extent the Board has appointed a Committee pursuant to Section 2 of the Plan, the term “Board” shall refer to such Committee with respect to the responsibility thereto.

“Cause” means, unless otherwise provided in the Participant’s Award Agreement, if the Company (or a Subsidiary) terminates the Participant’s employment or service because (A) the Participant is convicted of a crime that is a felony (other than a traffic or moving violation); (B) the Participant has willfully and materially breached, habitually neglected or failed to perform satisfactorily his or her duties as an employee or Non-Employee Director; or (C) the Participant commits any material act or fraud or dishonesty during the course of the Participant’s employment or service.

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“Change in Control” shall mean (i) a merger or consolidation in which the Company is a constituent corporation following which securities of the surviving or resulting corporation possessing less than a majority of the combined voting power of such corporation’s outstanding voting securities (computed on either an actual or fully diluted basis) with respect to matters submitted to a vote of the stockholders generally shall then be owned in the aggregate by persons who prior thereto were stockholders of the Company; (ii) a sale or transfer by the Company or any of its Subsidiaries of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity that is not a Subsidiary of the Company; (iii) any “person” (as such term is used in Sections 3(a)(9) or 13(d)(3) of the Exchange Act), other than Excluded Persons, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities with respect to matters submitted to a vote of the stockholders generally; (iv) any “person” other than Excluded Persons is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the then outstanding Common Stock; (v) at such time as any shares of Series B common stock, $0.01 par value, of the Company are no longer outstanding, within any two-year period, a majority of the Board is no longer composed of persons who were directors at the beginning of such two-year period, unless the continuing directors, together with the new directors who were approved by a majority of the prior directors, constitute a majority of the Board; (vi) the Company adopts a plan of dissolution or liquidation or liquidates or dissolves; or (vii) any transaction or series of transactions which produce or has a reasonable likelihood or a purpose of producing, directly or indirectly, any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 of the Exchange Act. The term “Excluded Persons” means each of (i) The Hearst Corporation or any other “Permitted Transferee” (as defined in Article Four of the Company’s Amended and Restated Certificate of Incorporation), and (ii) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or such other Committee (including any subcommittee of the Compensation Committee) appointed by the Board, if any, pursuant to Section 2; provided, that, to the extent the Board reserves any authority, power or discretion of the Committee to itself, as provided under Section 2, unless the context otherwise requires, the term “Committee” shall refer to the Board.

“Common Stock” means the Company’s Series A Common Stock, par value $0.01 per share, either currently existing or authorized hereafter.

“Company” means Hearst-Argyle Television, Inc., a Delaware corporation.

“Disability” means, unless otherwise provided in the Participant’s Award Agreement, the Participant’s becoming physically or mentally disabled (as determined in good faith by the Board) so that the Participant is unable to perform the Participant’s duties which the Participant is required to perform for a period of more than 120 consecutive days or more than 180 days in the aggregate during any calendar year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” per Share as of a particular date means (i) if Shares are then listed on a national stock exchange or the NASDAQ National Market System (“NASDAQ”), the closing sales price per Share on the exchange for the last preceding date on which there was a sale of Shares on such exchange, as determined by the Board, (ii) if Shares are not then listed on a national stock exchange or the NASDAQ but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market, as determined by the Board, or (iii) if Shares are not then listed on a national stock exchange, NASDAQ or traded on an over-the-counter market, such value as may be determined by the Board in its discretion or as may be determined in accordance with such methodologies, procedures or other rules (which may provide, without limitation, that determinations of Fair Market Value shall be made by an independent third party) as may be established by the Board in its discretion; provided that, where the Shares are so listed or traded, the Board may make discretionary determinations, or implement such methodologies, procedures or other rules, where the Shares have not been traded for 10 trading days.

“Grantee” means a key employee or Non-Employee Director granted Restricted Stock.

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“Incentive Stock Option” means an Option which is an “incentive stock option” within the meaning of Section 422(b) of the Code.

“Non-Employee Director” means a director of the Company who (i) is not currently an officer of the Company or a parent or Subsidiary of the Company, or otherwise currently employed by the Company or a parent or Subsidiary of the Company; (ii) does not receive compensation, either directly or indirectly, from the Company or a parent or Subsidiary of the Company, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Item 404(a) of Regulation S-K; (iii) does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K; and (iv) is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K. Except for purposes of Section 2, “Non-Employee Director” shall also include any other non-employee director determined as such by the Board.

“Non-Qualified Stock Option” means an Option which is not an Incentive Stock Option.

“Option” means the right to purchase, at an Option Price and for the term fixed by the Board in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of Shares determined by the Board.

“Optionee” means a key employee or Non-Employee Director to whom an Option is granted, or the Successors of the Optionee, as the context so requires.

“Option Price” means the exercise price per Share.

“Participant” means a Grantee or Optionee.

“Permitted Transferees” means a member of an Optionee’s immediate family, trusts for the benefit of such immediate family members, and partnerships in which the Optionee and/or such immediate family members are the only partners. Immediate family members shall include an Optionee’s spouse, descendants (children, grandchildren and more remote descendants), and shall include step-children and relationships arising from legal adoption.

“Plan” means the Company’s 2004 Long Term Incentive Compensation Plan, as set forth herein and as the same may from time to time be amended.

“Restricted Stock” means an award of Shares that are subject to restrictions hereunder.

“Retirement” means, unless otherwise provided in the Participant’s Award Agreement, the Termination of Service (other than for Cause) of a Participant on or after the Participant’s attainment of Retirement Age.

“Retirement Age” means age 65.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of Common Stock of the Company.

“Subsidiary” means any corporation (other than the Company) that is a “subsidiary corporation” with respect to the Company under Section 424(f) of the Code. In the event the Company becomes a subsidiary of another company, the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Board, also be applicable to any company that is a “parent corporation” with respect to the Company under Section 424(e) of the Code.

“Successor of the Optionee” means the legal representative of the estate of a deceased Optionee or the person or persons who shall acquire the right to exercise an Option by bequest or inheritance or by reason of the death of the Optionee.

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“Termination of Service” means a Participant’s termination of employment or other service, as applicable, with the Company and its Subsidiaries. Cessation of service as an officer, employee or director shall not be treated as a Termination of Service if the Participant continues without interruption to serve thereafter in another one (or more) of such other capacities for the Company or any of its Subsidiaries or affiliates.

13. Miscellaneous.

(a) No Rights to Employment or Other Service. Nothing in the Plan or in any grant made pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and its shareholders to terminate the individual’s employment or other service at any time.

(b) Right of First Refusal; Right of Repurchase. At the time of grant, the Board may provide in connection with any grant made under the Plan that Shares received hereunder shall be subject to a right of first refusal pursuant to which the Company shall be entitled to purchase such Shares in the event of a prospective sale of the Shares, subject to such terms and conditions as the Board may specify at the time of grant or (if permitted by the Award Agreement) thereafter, and to a right of repurchase, pursuant to which the Company shall be entitled to purchase such Shares for the Fair Market Value of the Shares at the time of repurchase, subject to such other terms and conditions as the board may specify at the time of grant.

(c) No Fiduciary Relationship. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company or its Subsidiaries, or their officers or the Board, on the one hand, and the Participant, the Company, its Subsidiaries or any other person or entity, on the other.

(d) Transferability. Subject to the terms of the Plan set forth above, unless the Board determines otherwise in its discretion, no Award granted under the Plan shall be transferable by a participant other than by will or the laws of descent and distribution. All provisions of the Plan shall in any event continue to apply to any Incentive Stock Options, Non-Qualified Stock Options or Shares (whether or not Shares of Restricted Stock), granted under the Plan and transferred as permitted by this Section 13(d), and any transferee of any such Awards shall be bound by all provisions of the Plan as and to the same extent as the applicable original Participant.

(e) Notices. All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Participant, shall be delivered personally, sent by facsimile transmission or mailed to the Participant at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 13(e).

(f) Exculpation and Indemnification. The Company shall indemnify and hold harmless the members of the Board and the members of the Board from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

(g) Captions. The use of captions in the Plan is for convenience. The captions are not intended to provide substantive rights.

(h) Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

(i) Governing Law. THE PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

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Adopted March 24, 2004

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